Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR RESOURCES STRENGTHENS BOARD OF DIRECTORS WITH ADDITION

OF VETERAN AUDIT AND ACCOUNTING EXECUTIVE WILLIAM L. YEATES, CPA

Denver, CO – October 5, 2011 – Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced that William L. Yeates, CPA, a veteran accounting industry executive with specialization in extractive industries, has joined the Company’s board of directors. The addition of Mr. Yeates, 63, raises to eight the total number of Golden Star directors.

Yeates, who will serve on the board’s Audit and Compensation Committees, is currently an audit partner with HEIN & ASSOCIATES LLP, one of the largest public accounting firms in the Rocky Mountain Region and a top 20 firm nationally in terms of reporting public company clients. Mr. Yeates is a founding partner of HEIN and the former National Director of Auditing and Accounting for the firm.

From 2005 to 2009 Mr. Yeates served on the Financial Accounting Standards Advisory Council (FASAC). The primary function of FASAC is to advise the Financial Accounting Standards Board (FASB) with an interest towards full and complete financial reporting and disclosure. Mr. Yeates has also served as a member of the Professional Practice Executive Committee of the Center for Audit Quality, a member of the Executive Committee of the Center for Public Company Audit Firms of the American Institute of CPAs (AICPA), and a member of the SEC Practice Section Executive Committee and of the SEC Regulations Committee of the AICPA. In addition to being a CPA, Mr. Yeates holds an MBA in accounting and a B.S. in finance and marketing from the University of Colorado, Boulder.

“We are pleased about the addition of Bill Yeates to Golden Star’s board of directors,” said Tom Mair, President and CEO. “He brings tremendous energy and a wealth of experience that complements the expertise of our other directors, with particular strengths in the areas of SEC reporting, M&A, and strategic planning. He also shares our vision for continuously improving operations and building shareholder value, and we look forward to his contribution to those efforts.”

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing provinces. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in

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the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements include the Company’s expectations to continuously improve operations and build shareholder value. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual facts to differ materially. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received. While we may elect to update these estimates at any time, we do not undertake any estimate at any particular time or in response to any particular event.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.         +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

INVESTOR RELATIONS

Jay Pfeiffer or Geoff High, Pfeiffer High Investor Relations, Inc.

303-393-7044

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